The George Putnam Fund of Boston, Annual Report, 01/31/07


Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2007 Putnam Management has
assumed $9,871 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 6).


72DD1 (000s omitted)		Class A	49,683
					Class B	 6,649
					Class C	   824

72DD2 (000s omitted)		Class M	 2,471
					Class R	    24
					Class Y	 8,516


73A1					Class A	0.292
					Class B	0.216
					Class C	0.220

73A2					Class M	0.244
					Class R	0.271
					Class Y	0.316

74U1	(000s omitted)		Class A	 180,749
					Class B	 29,838
					Class C	  4,004

74U2	(000s omitted)		Class M	 10,432
					Class R	    102
					Class Y	 21,427

74V1					Class A	18.25
					Class B	18.05
					Class C	18.13

74V2					Class M	18.05
					Class R	18.19
					Class Y	18.30
Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.
Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.